Exhibit 4.6

THIS PLEDGE AND SECURITY AGREEMENT is subject to the terms and provisions of the Intercreditor Agreement, dated as of July 2, 2009 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as administrative agent for the ABL Secured Parties referred to therein, U.S. Bank National Association, as collateral agent for the Term Debt Secured Parties referred to therein, Smithfield Foods, Inc. and the other Grantors (as defined below).

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as it may be amended or modified from time to time, this “Security Agreement”) is entered into as of July 2, 2009 by and between Smithfield Foods, Inc., a Virginia corporation (the “Company”), and the other Persons listed on the signature pages hereof (each, including the Company, a “Grantor”, and collectively, the “Grantors”), and U.S. Bank National Association, in its capacity as Collateral Agent (the “Collateral Agent”) for the Secured Parties.

PRELIMINARY STATEMENT

Pursuant to the Indenture, dated as of July 2, 2009 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), the Company has issued its 10% Senior Secured Notes due 2014 (the “Notes”). Pursuant to the Term Loan Agreement, dated as of July 2, 2009, (as amended, the “Term Loan Credit Agreement”), among the Company, the lenders thereunder (the “Lenders”) and Coöperativieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as administrative agent (the “Administrative Agent”), the Lenders have made certain extensions of credit to the Company. The Collateral Agent has been appointed as the Collateral Agent for the holders of the Notes and the Lenders pursuant to that certain Intercreditor and Collateral Agency Agreement, dated as of the date hereof among the Trustee, the Collateral Agent and the Administrative Agent (the “Term Debt Intercreditor Agreement”). Each Grantor is entering into this Security Agreement in order to induce the Holders to purchase the Notes, the Lenders to make their extensions of credit, and to secure the Secured Obligations (including with respect to any guarantee pursuant to Article X of the Indenture and Article VII of the Term Loan Credit Agreement).

ACCORDINGLY, the Grantors and the Collateral Agent, on behalf of the Secured Parties, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Terms Defined in Indenture. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture.

1.2. Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and in the Preliminary Statement, the following terms shall have the following meanings:

“ABL Collateral Account” has the meaning set forth in Section 7.1

“ABL Collateral Agent” means the “ABL Representative”, as such term is defined in the Intercreditor Agreement.

“ABL Documents” has the meaning set forth in the Intercreditor Agreement

“ABL Obligations” has the meaning set forth in the Intercreditor Agreement

“Accounts” has the meaning set forth in Article 9 of the UCC.

“Additional Grantor” has the meaning set forth in Section 8.16.

“Aircraft Collateral” means that certain Galaxy G200 with FAA registration number N321SF, and that certain Astra with FAA registration number N383SF.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” has the meaning set forth in Article 9 of the UCC.

“Collateral” has the meaning set forth in Article II.

“Collateral Accounts” means, collectively, the ABL Collateral Account and the Non-ABL Collateral Account.

“Commercial Tort Claims” shall have the meaning set forth in Article 9 of the UCC.

“Company Obligations” means any principal, interest, penalties, fees, premiums, indemnifications, reimbursements, damages, guarantees and other liabilities payable under the Notes, the Additional Notes and the other Note Documents, and under the Term Loan Credit Agreement and the other Term Loan Documents, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Control” has the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Controlled Deposit Account” means a Deposit Account that is subject to a Deposit Account Control Agreement.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Default” means any “Default” under either the Indenture or the Term Loan Credit Agreement.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Collateral Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Collateral Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution.

“Deposit Accounts” has the meaning set forth in Article 9 of the UCC.

“Documents” has the meaning set forth in Article 9 of the UCC.

“Equipment” has the meaning set forth in Article 9 of the UCC.

“Event of Default” means any “Event of Default” under either the Indenture or the Term Loan Credit Agreement.

“Excluded Accounts” means (i) deposit accounts, the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, pension benefits and similar expenses or taxes related thereto, (ii) each deposit account used, in the ordinary course of business, solely for daily accounts payable and that has an ending daily balance of zero, (iii) each account, all the cash and Permitted Investments contained in which are subject to a Lien permitted under Section 4.1(e) and (iv) accounts of the Grantors holding aggregate balances in an amount not to exceed $10,000,000 at any one time.

“Excluded Payments” has the meaning set forth in Section 4.6(d)(iii).

“Excluded Property” means : (a) all Vehicles; (b) any Equity Interest or Group of Equity Interests issued by a Foreign Subsidiary representing more than 65% of the total outstanding Foreign Subsidiary Voting Stock of such Foreign Subsidiary; (c) any treasury stock of the Company; (d) any lease, license, contract, or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract or agreement (other than to the extent that any such Lien or other obligation would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, or 9-409 of the UCC (or any successor provision or provisions)), (e) any asset owned by any Grantor that is subject to a Permitted Lien or other contractual obligation that prohibits or requires the consent of any Person (other than the Company) not obtained as a condition to the creation of any lien on such asset (other than to the extent that any such Lien or other obligation would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, or 9-409 of the UCC (or any successor provision or provisions)), (f) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed, at which point such application shall constitute Collateral hereunder), (g) any property to the extent that such grant of such security interest is prohibited by any Requirement of Law of a Governmental Authority or requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law is ineffective under applicable law, (h) all Aircraft Collateral and (i) Margin Stock owned by any Grantor on the date hereof and Margin Stock purchased by the Grantors subsequent to the date hereof in an aggregate fair market value not to exceed $2,000,000; provided that no Margin Stock shall constitute Excluded Collateral upon the Company delivering a Form FR U-1 in accordance with Section 5.6.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Farm Products” has the meaning set forth in Article 9 of the UCC.

“Fixtures” has the meaning set forth in Article 9 of the UCC.

“Foreign Subsidiary Voting Stock” means the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any Foreign Subsidiary.

“General Intangibles” has the meaning set forth in Article 9 of the UCC.

“Goods” has the meaning set forth in Article 9 of the UCC.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) having jurisdiction over the Company, any Subsidiary or any Secured Party as the context may require.

“Guarantor Obligations” means all obligations and liabilities of each Guarantor which may arise under, out of, or in connection with this Security Agreement, the guarantee by each Guarantor of the Notes, the Additional Notes, and the obligations of the Company under the Term Loan Credit Agreement, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or any Secured Party that are required to be paid by such Guarantor pursuant to the terms of any of the foregoing agreements).

“Infringe” has the meaning set forth in Section 3.8.

“Instruments” has the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Patents, the Trademarks and the Licenses, and all rights to sue at law or in equity for any infringement thereof, including the right to receive all proceeds and damages therefrom.

“Inventory” has the meaning set forth in Article 9 of the UCC.

“Investment Property” means the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (other than any Foreign Subsidiary Voting Stock constituting Excluded Collateral) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuer” means any issuer of any Investment Property.

“Joinder” has the meaning set forth in Section 8.16.

“Lenders” means the “Lenders”, as such term is defined in the Term Loan Credit Agreement.

“Letter-of-Credit Rights” has the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Intellectual Property” means the Intellectual Property listed on Exhibit G attached hereto.

“Non-ABL Collateral Account” has the meaning set forth in Section 7.1.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein;

(c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Permitted Liens” means a Lien permitted by Section 3.11 of the Indenture and any Lien included in the definition of the term “Permitted Lien” in Section 1.01 of the Term Loan Credit Agreement.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors, whether or not physically delivered to the Collateral Agent pursuant to this Security Agreement.

“Pledged Notes” means all promissory notes listed on Exhibit C and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock” means the Equity Interests listed on Exhibit C, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Security Agreement is in effect, in each case, to the extent not constituting Excluded Property.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Regulation U” means Regulation U (12 CFR Part 221) of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means the Company Obligations and the Guarantor Obligations.

“Secured Parties” means the Collateral Agent, the Trustee, the Administrative Agent, the Lenders and the Holders.

“Security” has the meaning set forth in Article 8 of the UCC.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which any Grantor now have or hereafter acquire any right, issued by an issuer of such Equity Interest.

“Supporting Obligations” has the meaning set forth in Article 9 of the UCC.

“Term Loan Documents” means the “Loan Documents”, as such term is defined in the Term Loan Credit Agreement.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, trade styles, brand names, corporate names, business names, domain names, logos and other source or business identifiers and the registrations and applications for registration thereof, all common-law rights related thereto, and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Collateral Agent’s or any other Secured Party’s Lien on any Collateral.

“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state.

1.4 Other Definitional Provisions. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section and Exhibit references are to this Security Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

1.5 Exhibit Updates. The Grantors may update the Exhibits hereto from time to time to reflect changes to the information contained therein by notifying the Collateral Agent in writing and delivering such updated Exhibits to the Collateral Agent within 15 days of any such change; provided that any such update shall not have the effect of curing any Default or Event of Default that may have otherwise occurred as a result of the actions taken or the omissions that resulted in the need to update the Exhibits.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all Copyrights, Patents, Trademarks and Licenses;

(iv)	all Documents;

(v)	all Equipment;

(vi)	all Fixtures;

(vii)	all General Intangibles;

(viii)	all Goods;

(ix)	all Instruments;

(x)	all Inventory;

(xi)	all Investment Property;

(xii)	all cash or cash equivalents;

(xiii)	all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(xiv)	all Deposit Accounts with any bank or other financial institution (including all cash and other items deposited therein or credited thereto);

(xv)	all Commercial Tort Claims listed on Exhibit H;

(xvi)	all Farm Products;

(xvii)	and all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

to secure the prompt and complete payment and performance of the Secured Obligations; provided, however, that notwithstanding any of the other provisions set forth in this Article II, this Security Agreement shall not constitute a grant of a security interest in the Excluded Property.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties that:

3.1. Title, Perfection and Priority. Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit D, the Collateral Agent will have a fully perfected first priority security interest (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto) in that Collateral of the Grantor in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1(e).

3.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers. As of the date hereof, the type of entity of such Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Exhibit A.

3.3. Principal Location. As of the date hereof, such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit A.

3.4. [Intentionally omitted]

3.5. Deposit Accounts. As of the date hereof, all of such Grantor’s Deposit Accounts (other than Deposit Accounts with total aggregate balances of less than $1,000,000) are listed on Exhibit B.

3.6. Exact Names. As of the date hereof, such Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. As of the date hereof, such Grantor has not, (a) during the past five years (i) other than as set forth in Part VIII of Exhibit A, been known by or used any other corporate or fictitious name, (ii) except as described on Exhibit E, been a party to any merger or consolidation or (iii) except as described in Exhibit E, acquired all of the Equity Interests or all or substantially all of the assets, or a business unit, division, product line or line of business of a Person or (b) during the past four months, except as described in Exhibit E, been a party to any acquisition, other than those described in clause (a)(iii) of this Section 3.6.

3.7. Letter-of-Credit Rights and Chattel Paper. As of the date hereof, Exhibit F lists all Letter-of-Credit Rights that are not Supporting Obligations and Chattel Paper of such Grantor involving amounts, individually or in the aggregate, in excess of $10,000,000. All actions requested by the Collateral Agent to be taken by such Grantor to protect and perfect the Collateral Agent’s Lien on the Chattel Paper listed on Exhibit F (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) have been duly taken. The Collateral Agent will have a fully perfected security interest in the Chattel Paper listed on Exhibit F, prior to any other Liens other than Permitted Liens. Such Grantor has not pledged, assigned or delivered any letter of credit or Chattel Paper to any third party other than the Collateral Agent or the ABL Collateral Agent (to the extent required by the Intercreditor Agreement).

3.8. Intellectual Property.

(a) [Intentionally Omitted]

(b) Except for dispositions permitted pursuant to the terms of the Indenture and the Term Loan Credit Agreement, such Grantor owns or has the right to use all Material Intellectual Property free and clear of all Liens other than Permitted Liens.

(c) On the date hereof, all Material Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and to such Grantor’s knowledge, does not infringe, impair, misappropriate, dilute or otherwise violate (“Infringe”) the intellectual property rights of any other Person and is not being Infringed by any other Person.

(d) Except as set forth in Exhibit G, on the date hereof, none of the Material Intellectual Property is the subject of any licensing or franchising agreement pursuant to which such Grantor is the licensor.

(e) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or challenge the validity, enforceability, ownership or use of, or such Grantor’s rights in, any Intellectual Property in any respect, and such Grantor knows of no valid basis for same, in each case, in any respect that could reasonably be expected to have a Material Adverse Effect.

(f) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened or imminent, on the date hereof (i) seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property or such Grantor’s interest therein, or (ii) which, if adversely determined, would materially affect the value of any Intellectual Property to such Grantor, in each case, in any respect that could reasonably be expected to have a Material Adverse Effect.

(g) This Security Agreement is effective to create a valid and continuing Lien and, upon filing of appropriate financing statements in the offices listed on Exhibit D and a short form of this Security Agreement with the United States Patent and Trademark Office, as applicable, fully perfected first priority security interests (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto) in favor of the Collateral Agent on such Grantor’s Material Intellectual Property, such perfected security interests are enforceable as such as against any and all creditors of and purchasers from such Grantor; and all action necessary or desirable to protect and perfect the Collateral Agent’s Lien on such Grantor’s Material Intellectual Property shall have been duly taken.

3.9. Filing Requirements. As of the date hereof, none of such Grantor’s Equipment is covered by any certificate of title, except for Vehicles and Aircraft Collateral. As of the date hereof, none of the Collateral owned by such Grantor is of a type for which security interests or liens may be perfected by filing under any federal statute except for (a) Vehicles; (b) Patents, Trademarks and Copyrights held by such Grantor; and (c) other Collateral in an aggregate amount not in excess of $5,000,000.

3.10. No Financing Statements, Security Agreements. No effective financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any relevant jurisdiction except (a) for financing statements or security agreements naming the Collateral Agent on behalf of the Secured Parties as the secured party and (b) as permitted by Section 4.1(e).

3.11. Pledged Collateral.

(a) As of the date hererof, Exhibit C sets forth a complete and accurate list of all Pledged Collateral held by such Grantor; provided that, (i) with respect to Equity Interests issued by a Subsidiary that constitute Pledged Collateral, Exhibit C sets forth all such Equity Interests; (ii) with respect to Equity Interests issued by a non-Subsidiary, Exhibit C sets forth all such Equity Interests with an individual value in excess of $5,000,000; provided that the aggregate value of all such Equity Interests not listed on Exhibit C shall not exceed $15,000,000, (iii) with respect to Instruments issued by a non-Subsidiary, Exhibit C sets forth all such Instruments with an individual value in excess of $5,000,000; provided that the aggregate value of all such Instruments not listed on Exhibit C shall not exceed $15,000,000; and (iv) with respect to Securities issued by a non-Subsidiary held in a securities account, Exhibit C sets forth all such Securities with an individual value in excess of $5,000,000; provided that the aggregate value of all such Securities not listed on Exhibit C shall not exceed $15,000,000. As of the date hereof, such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit C as being owned by it, free and clear of any Liens, except for Permitted Liens. Such Grantor further represents and warrants that (i) all Pledged Stock has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued and are fully paid and non-assessable, and (ii) all Pledged Collateral which represents Indebtedness owed to such Grantor by any other Grantor or Subsidiary thereof has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer.

(b) In addition, (i) none of the Pledged Collateral owned by it has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject that could reasonably be expected to materially and adversely affect the value of such Collateral or the rights and remedies of the Collateral Agent in respect thereof, (ii) other than in connection with a disposition permitted pursuant to the Indenture and the Term Loan Credit Agreement, there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Stock or which obligate any issuer of any Pledged Stock that is a Subsidiary of the Company to issue additional Equity Interests, and (iii) with respect to any Pledged Stock issued by a Subsidiary of the Company, no consent, approval, authorization, or other action by, and no giving of notice to or filing with, any Governmental

Authority or any other Person is required for the pledge by such Grantor of such Pledged Stock pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by such Grantor, or for the exercise by the Collateral Agent of the voting or other rights provided for in this Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Security Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(c) As of the date hereof, except as set forth in Exhibit C, such Grantor owns 100% of the issued and outstanding Equity Interests of each issuer of Pledged Stock owned by it and none of the Pledged Collateral which represents Indebtedness owed to such Grantor is subordinated in right of payment to other Indebtedness (other than any such Indebtedness that is subordinated to the Secured Obligations) or subject to the terms of an indenture.

ARTICLE IV

COVENANTS

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, each Grantor agrees that:

4.1. General.

(a) [Intentionally omitted]

(b) Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Collateral Agent to file, and, to the extent required to comply with the obligations hereunder, will deliver to the Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be required in order to maintain a first priority perfected security interest (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto) in and, if applicable, Control of, the Collateral owned by such Grantor. Any financing statement filed by the Collateral Agent may be filed in any filing office in any UCC jurisdiction and may (i) indicate such Grantor’s Collateral (1) as all assets of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Such Grantor also agrees to furnish any such information to the Collateral Agent promptly upon request. Such Grantor also ratifies its authorization for the Collateral Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c) Further Assurances. Such Grantor will, upon the request of the Collateral Agent, furnish to the Collateral Agent statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Collateral Agent may reasonably request, all in such detail as the Collateral Agent may reasonably specify. Such Grantor also agrees to take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent in its Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(d) Disposition of Collateral. Such Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions permitted pursuant to Section 3.7 of the Indenture and Section 6.04 of the Term Loan Credit Agreement.

(e) Liens. Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the security interest created by this Security Agreement, and (ii) other Permitted Liens.

(f) Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except in respect of Liens permitted by Section 4.1(e). Such Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Collateral Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

(g) Locations. At the request of the Collateral Agent, such Grantor will promptly provide the Collateral Agent with such information concerning the location of the Collateral as it may reasonably request. Following the date hereof, such Grantor shall not change its sole place of business or chief executive office, as applicable, if such change would adversely impact the perfection or priority of the security interests granted hereunder unless, prior to the taking of such action, such Grantor notifies the Collateral Agent of such action and takes all actions necessary to maintain the continuous validity and perfection of such security interest.

(h) Compliance with Terms. Such Grantor will perform and comply with all obligations in respect of the Collateral owned by it and all agreements to which it is a party or by which it is bound relating to such Collateral except to the extent any failure to comply could not reasonably be expected to result in a Material Adverse Effect.

4.2. Electronic Chattel Paper. Such Grantor shall take all steps requested by the Collateral Agent to grant the Collateral Agent Control of all electronic chattel paper involving amounts in excess of $5,000,000 in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

4.3. Inventory and Equipment; Maintenance of Goods. Such Grantor will do all things necessary to maintain, preserve, protect and keep its Inventory and Equipment material to the conduct of its business in good repair and working and saleable condition, except for (i) damaged or defective goods arising in the ordinary course of such Grantor’s business, (ii) ordinary wear and tear in respect of the Equipment and (iii) casualty events (to the extent such casualty, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) and (iv) dispositions permitted pursuant to the Indenture and the Term Loan Credit Agreement.

4.4. Delivery of Instruments, Securities, Chattel Paper and Documents. Subject to the Intercreditor Agreement, such Grantor will (a) deliver to the Collateral Agent, immediately upon execution of this Security Agreement, any Chattel Paper, Certificated Securities (other than Certificated Securities that represent Equity Interests in Subsidiaries) and Instruments constituting Collateral owned by it whose value exceeds $5,000,000, and within 30 days of the execution of this Security Agreement, the originals of all Certificated Securities that represent Equity Interests in Subsidiaries, (b) hold in trust for the Collateral Agent upon receipt and (i) promptly thereafter deliver to the Collateral Agent all Certificated Securities that represent Equity Interests in Subsidiaries and (ii) on a quarterly basis, deliver to the Collateral Agent any such Chattel Paper, Certificated Securities and Instruments constituting Collateral whose value exceeds $5,000,000; provided that with respect to a new issuance of Certificated Securities that represent Equity Interests of an issuer whose Equity Interests have previously been pledged to the Collateral Agent such newly issued Certificated Securities shall be delivered within 30 days of such issuance, (c)(i) cause any Indebtedness of a Subsidiary owed to any Grantor in excess of $5,000,000 and (ii) use its commercially reasonable best efforts to cause any Indebtedness of a non-Subsidiary owed to any Grantor in excess of $5,000,000 to be evidenced by a duly executed promissory note (or subject to a global note) that, in either case, is pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, with such notes being accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request; provided that the Company will deliver to the Collateral Agent a duly executed global note for loans among the Company and the Subsidiaries together with proper instruments of assignment duly executed and such other instruments or documents as the Collateral Agent may reasonably request within 30 days of the date hereof, or such longer period as the Collateral Agent may agree, in its sole discretion, and (d) upon the Collateral Agent’s request, deliver to the Collateral Agent (and thereafter hold in trust for the Collateral Agent upon receipt and immediately deliver to the Collateral Agent) any Document evidencing or constituting Collateral with a value in excess of $3,000,000.

4.5. Uncertificated Pledged Collateral. (a) Such Grantor will permit the Collateral Agent from time to time to cause the appropriate issuers that are Subsidiaries of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Collateral Agent granted pursuant to this Security Agreement. With respect to any Pledged Collateral issued by another Grantor included in the Collateral owned by it, such Grantor will take any actions necessary to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral, to cause the Collateral Agent to have and retain Control over such Pledged Collateral other than Pledged Collateral that constitutes Permitted Investments in an Excluded Account. With respect to any Pledged Collateral issued by a Person other than a Grantor with an individual value in excess of $5,000,000 included in the Collateral owned by it, such Grantor will use its commercially reasonable best efforts to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral, to cause the Collateral Agent to have and retain Control over such Pledged Collateral other than Pledged Collateral that constitutes Permitted Investments in an Excluded Account. Without limiting the foregoing, such Grantor will, if requested by the Collateral Agent, with respect to any such Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a control agreement with the Collateral Agent, in form and substance satisfactory to the Collateral Agent, giving the Collateral Agent Control other than Pledged Collateral that constitutes Permitted Investments in an Excluded Account.

(b) Each Grantor acknowledges and agrees that each interest in any limited liability company or limited partnership that is a Subsidiary pledged hereunder that is represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and governed by Article 8 of the Uniform Commercial Code of the applicable jurisdiction and shall at all times hereafter be represented by a certificate, which shall be a “security” within the meaning of Article 8 of the New York UCC and governed by Article 8 of the Uniform Commercial Code of such jurisdiction.

(c) Each Grantor further acknowledges and agrees that (i) the interests in any limited liability company or limited partnership that is a Subsidiary pledged hereunder and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC and shall not be governed by Article 8 of the Uniform Commercial Code of the applicable jurisdiction and (ii) the Grantors shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest (except that the Grantors may elect to so treat any such interest as a “security” and issue any certificate representing such interest if promptly thereafter the applicable Grantor delivers such certificate to the Collateral Agent).

4.6. Pledged Collateral.

(a) Changes in Capital Structure of Issuers. Such Grantor will not (i) permit or suffer any Subsidiary that is an issuer of an Equity Interest constituting Pledged Collateral owned by it to dissolve, merge, liquidate, retire any of its Equity Interests or other Instruments or Securities evidencing ownership, reduce its capital, sell or encumber all or substantially all of its assets (except for dissolutions, mergers or liquidations permitted pursuant to Section 3.10 and Article IV of the Indenture and Section 6.11 of the Term Loan Credit Agreement, Permitted Liens and sales of assets permitted pursuant to Section 4.1(d)) or merge or consolidate with any other entity (except for mergers or consolidations permitted pursuant to Article IV of the Indenture and Section 6.11 of the Term Loan Credit Agreement), or (ii) vote any such Pledged Collateral in favor of any of the foregoing.

(b) Issuance of Additional Securities. Except as permitted by the Indenture and the Term Loan Credit Agreement, such Grantor will not permit or suffer any Subsidiary that is an issuer of Pledged Stock owned by it to issue additional Equity Interests, any right to receive the same or any right to receive earnings, except to such Grantor or any other Grantor.

(c) Registration of Pledged Collateral. If an Event of Default shall have occurred and be continuing, such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Collateral Agent or its nominee at any time at the option of the Collateral Agent.

(d) Exercise of Rights in Pledged Collateral.

(i) Without in any way limiting the foregoing and subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Security Agreement, the Indenture, any other Note Document, the Term Loan Credit Agreement or any other Term Loan Document; provided, however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Collateral Agent in respect of such Pledged Collateral.

(ii) Such Grantor will permit the Collateral Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.

(iii) Such Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral held by it to the extent not in violation of the Indenture or the Term Loan Credit Agreement other than dividends and interest paid at any time when an Event of Default shall have occurred and be continuing (collectively referred to the “Excluded Payments”); provided, however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Security Agreement.

(iv) All Excluded Payments, whenever paid or made, shall be delivered to the Collateral Agent to hold as Pledged Collateral (or, if paid in cash, deposited in a Controlled Deposit Account) and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor, and be forthwith delivered to the Collateral Agent as Pledged Collateral or deposited in a Controlled Deposit Account, as applicable, in the same form as so received (with any necessary endorsement).

(v) Such Grantor hereby authorizes and instructs each issuer of any Investment Property pledged by such Grantor hereunder to, and each Grantor that is an issuer of Investment Property pledged by another Grantor agrees and consents to, (i) comply with any instruction received by it from the Collateral Agent in writing (and any other issuer from time to time hereby agrees to comply with such instruction) that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Security Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.

4.7. Intellectual Property.

(a) At the request of the Collateral Agent, such Grantor will use its commercially reasonable best efforts to secure all consents and approvals necessary or appropriate for the assignment to or benefit of the Collateral Agent of any License held by such Grantor and to enforce the security interests granted hereunder.

(b) To the extent constituting Material Intellectual Property, such Grantor will (i) continue to use in all material respects each Trademark in connection with each and every trademark class of goods or services applicable to its current business, in order to maintain such Trademark in full force free in all material respects from any claim of abandonment for non-use, (ii) maintain as in the past the quality of all products and services offered under such Trademark in all material respects, (iii) use such Trademark with all appropriate notices of registration and other legends required by applicable laws in all material respects, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and use commercially reasonable efforts to not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark could reasonably be expected to become invalidated or impaired in any material respect.

(c) Such Grantor will not do any act, or omit to do any act, whereby any Patent may become forfeited, abandoned or dedicated to the public, in any respect that could reasonably be expected to have a Material Adverse Effect.

(d) Such Grantor will not (and will use commercially reasonable efforts to not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired to the extent that could reasonably be expected to have a Material Adverse Effect. Such Grantor will not (either itself or through licensees) do any act whereby any portion of a Copyright may fall into the public domain to the extent that could reasonably be expected to have a Material Adverse Effect.

(e) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to Infringe the intellectual property rights of any other Person in each case, in any respect that could reasonably be expected to have a Material Adverse Effect.

(f) Upon request of the Collateral Agent, such Grantor shall execute and deliver any and all security agreements as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in any registered Intellectual Property.

(g) Such Grantor shall take all actions necessary to maintain the registration of its each of its Patents, Trademarks and Copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition and interference and cancellation proceedings, unless such Grantor shall determine, in its reasonable business judgment, that such Patent, Trademark or Copyright is not material to the conduct of such Grantor’s business or the business of the Grantors, taken as a whole.

(h) Such Grantor shall, unless it shall, in its reasonable business judgment, determine that its Intellectual Property is in no way material to the conduct of its business or operations (or the business or operations of the Grantors, taken as a whole), promptly take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property, including, by suing for infringement, and recovering any and all damages for such infringement. In the event that such Grantor institutes suit because any of its Intellectual Property constituting Collateral is infringed, such Grantor shall comply with Section 4.8.

4.8 Commercial Tort Claims. Such Grantor shall promptly, and in any event within 60 days after any Commercial Tort Claim (as defined in the UCC) in excess of $10,000,000 is acquired by it, enter into an amendment to this Security Agreement, in the form of Exhibit I hereto, granting to Collateral Agent a first priority security interest (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto) in such Commercial Tort Claim.

4.9. [Intentionally omitted]

4.10. [Intentionally omitted]

4.11. No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Collateral Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Collateral Agent of any one or more of such rights, powers or remedies.

4.12. [Intentionally omitted]

4.13. [Intentionally omitted]

4.14. Deposit Account Control Agreements. Such Grantor will provide to the Collateral Agent a Deposit Account Control Agreement in respect of each deposit account of such Grantor, other than any Excluded Account, duly executed on behalf of such Grantor and each financial institution holding such deposit account of such Grantor; provided that, no such Deposit Account Control Agreement shall be required prior to the date that is 60 days following the date hereof (or such later date as the Collateral Agent shall agree in its sole discretion).

4.15. Change of Name or Location. Such Grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) in the case of a Grantor that is not a registered organization, change its chief executive office or sole place of business, as applicable, as set forth in this Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless it shall have provided the Collateral at least fifteen days’ prior written notice thereof and taken any action required (or reasonably requested by the Collateral Agent) to continue the perfection of any Liens in favor of the Collateral Agent, on behalf of Secured Parties, in any Collateral; provided that any new location shall be in the United States.

4.16. Updated Collateral Information. Such Grantor shall promptly furnish to the Collateral Agent from time to time upon the Collateral Agent’s reasonable request, such updates to the information covered by Article III, including any of Exhibits A through [I] hereto, such that such updated information and exhibits are true and correct as of the date so furnished; provided that such update shall not have the effect of curing any default or event of default that may have otherwise occurred as a result of the actions taken or the omission that resulted in the need to update the Exhibits.

ARTICLE V

REMEDIES

5.1. [Intentionally omitted]

5.2. Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Security Agreement, the Indenture, any other Note Document, the Term Loan Credit Agreement or any other Term Loan Document; provided that this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Collateral Agent and the Secured Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii) give notice of sole control or any other instruction under any Deposit Account Control Agreement or any other control agreement with any securities intermediary and take any action therein with respect to such Collateral;

(iv) without notice (except as specifically provided in Section 8.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable; and

(v) concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof.

(b) The Collateral Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Collateral Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Collateral Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(d) Until the Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, neither the Collateral Agent nor the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.3. Grantor’s Obligations Upon Default. Upon the request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a) assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places specified by the Collateral Agent, whether at a Grantor’s premises or elsewhere;

(b) permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;

(c) prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Collateral Agent may request, all in form and substance satisfactory to the Collateral Agent, and furnish to the Collateral Agent, or cause an issuer of Pledged Collateral to furnish to the Collateral Agent, any information regarding the Pledged Collateral in such detail as the Collateral Agent may specify; and

(d) take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Collateral Agent to consummate a public sale or other disposition of the Pledged Collateral.

5.4. Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Article V at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Collateral Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Collateral Agent may sell any of such Grantor’s or any other Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased any such Inventory and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Collateral Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

5.5. Subordination. Each Grantor and each Issuer that executes and delivers any Acknowledgement and Consent confirming that it is bound hereby, hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Collateral Agent, all Indebtedness owing to it by the Company or any of its Subsidiaries shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Secured Obligations or Guaranteed Obligations, as the case may be.

5.6. Margin Stock. In the event that the aggregate fair market value of the Margin Stock owned by the Grantors exceeds $2,000,000, the Company shall deliver to the Collateral Agent a completed Form FR U-1 reasonably satisfactory to the Collateral Agent.

5.7. Distribution of Proceeds. Any proceeds received by the Collateral Agent in connection with the enforcement of remedies pursuant to Section 5.2 hereof shall be distributed in accordance with the provisions of the Term Debt Intercreditor Agreement.

ARTICLE VI

ATTORNEY IN FACT; PROXY

6.1. [intentionally omitted].

6.2. Authorization for Secured Party to Take Certain Action.

(a) Each Grantor irrevocably authorizes the Collateral Agent at any time and from time to time in the sole discretion of the Collateral Agent and appoints the Collateral Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s sole discretion to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Collateral Agent Control over such Pledged Collateral, (v) to apply, subject to the Intercreditor Agreement and the Term Debt Intercreditor Agreement, the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (x) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xiv) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xv) to change the address for delivery of mail addressed to such Grantor to such address as the Collateral Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xvi) to do all other acts and things necessary to carry out this Security Agreement; and such Grantor agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the Indenture or the Term Loan Credit Agreement.

(b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Collateral Agent, for the benefit of the Secured Parties, under this Section 6.2 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent agrees that, except for the powers granted in Section 6.2(a)(i)-(vi) and Section 6.2(a)(xvi), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing.

6.3. Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE OF AN EVENT OF DEFAULT.

6.4. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE COLLATERAL AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII

COLLATERAL ACCOUNTS

7.1 Collateral Accounts. The Collateral Agent shall establish, when and as needed, an account which shall be entitled the “Non-ABL Collateral Account” (the “Non-ABL Collateral Account”) and an account which shall be entitled the “ABL Collateral Account” (the “ABL Collateral Account”), and shall maintain such accounts, at the office of the Collateral Agent’s corporate trust administration,. All moneys which are required by the Indenture, the Term Loan Credit Agreement, this Agreement or by any Mortgage to be delivered to the Collateral Agent (subject to the provisions of the Intercreditor Agreement) while an Event of Default has occurred and is continuing or which are received by the Collateral Agent or any agent or nominee of the Collateral Agent in respect of the Collateral or otherwise in accordance with the terms of the Indenture and the Term Loan Credit Agreement, whether in connection with the exercise of the remedies provided in this Agreement or in any other Collateral Document or otherwise, shall be deposited (as directed pursuant to an Officers’ Certificate as defined under the Indenture) (a) in the Non-ABL Collateral Account, to the extent that such moneys constitute Proceeds of Non-ABL Collateral or constitute Non-ABL Collateral under the terms of the Intercreditor Agreement and (b) in the ABL Collateral Account, to the extent that such moneys constitute

Proceeds of ABL Collateral or constitute ABL Collateral under the terms of the Intercreditor Agreement and are not otherwise required under the Intercreditor Agreement to be delivered to the ABL Collaeral Agent. Moneys in the Non-ABL Collateral Account and the ABL Collateral Account shall be held by the Collateral Agent as part of the Collateral and applied in accordance with the terms of this Agreement.

7.2 Control of Collateral Account. All right, title and interest in and to the Collateral Accounts shall vest in the Collateral Agent, and funds on deposit in the Collateral Accounts shall constitute part of the Collateral. The Collateral Accounts shall be subject to the exclusive dominion and control of the Collateral Agent, and no Grantor shall have any right of withdrawal from the Collateral Accounts without the Collateral Agent’s consent.

7.3 Investment of Funds Deposited in Collateral Account. The Collateral Agent shall invest and reinvest moneys on deposit in the Collateral Accounts at any time in Cash Equivalents as directed in writing by the relevant Grantor. In the absence of such directions, moneys shall remain uninvested. All such investments and the interest and income received thereon and the net proceeds realized on the sale or redemption thereof shall be held in the Collateral Accounts as part of the Collateral. The Collateral Agent shall not be responsible for any diminution in funds resulting from such investments or any liquidation prior to maturity.

7.4 Withdrawals by the Grantors. The Grantors shall be permitted to make withdrawals from the Collateral Accounts pursuant to the provisions of the Indenture and the Term Loan Credit Agreement.

7.5 Application of Moneys. The Collateral Agent shall hold and apply moneys in the Collateral Accounts in accordance with the provisions of the Term Debt Intercreditor Agreement.

7.6 Collateral Agent’s Calculations. All distributions made by the Collateral Agent pursuant to Section 7.5 shall be final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application of any amounts distributed by it.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Waivers. To the maximum extent permitted under applicable law, each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article IX, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

8.2. Limitation on Collateral Agent’s and Secured Parties’ Duty with Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Collateral Agent nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3. Compromises and Collection of Collateral. The Grantors and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, following the ABL Obligations Payment Date, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

8.4. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and failed to do so in the time frame required hereunder, and the Grantors shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 8.4. The Grantors’ obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable not later than 10 Business Days after receipt of a reasonably detailed invoice therefor.

8.5. Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.4, 4.5, 4.6, 4.7, 4.8, 4.14, 4.15, 5.3, or 8.7

or in Article VII will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Collateral Agent or the other Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Grantors.

8.6. Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(d) and notwithstanding any course of dealing between any Grantor and the Collateral Agent or other conduct of the Collateral Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(d)) shall be binding upon the Collateral Agent or the Secured Parties unless such authorization is in writing signed by the Collateral Agent.

8.7. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Collateral Agent or any Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Collateral Agent in accordance with the provisions of the Term Debt Intercreditor Agreement (and in compliance with the Intercreditor Agreement) and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Collateral Agent and the Secured Parties until the Secured Obligations have been paid in full. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

8.8. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.9. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Collateral Agent and the other Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Secured Parties, hereunder.

8.11. Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.12. Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or State or other taxing entity or authority in respect of this Security Agreement shall be paid by the Grantors, together with interest and penalties, if any. The Grantors shall reimburse, as set forth in Section 7.6 of the Indenture, Section 10.03(a) of the Term Loan Credit Agreement and Section 8.02 of the Term Debt Intercreditor Agreement, the Collateral Agent for any and all reasonable out-of-pocket expenses paid or incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral. Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.13. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.14. Termination; Release. (a) This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Indenture has terminated pursuant to its express terms, (ii) the Term Loan Credit Agreement has been terminated pursuant to its express terms and (iii) all of the Secured Obligations (other than contingent reimbursement or indemnification obligations not yet due and owing) have been indefeasibly paid and performed in full.

(b) Any Lien upon the Collateral granted hereunder shall be automatically released to the extent the requirements of Section 11.6 of the Indenture and Section 9.09 of the Term Loan Credit Agreement have been met, and to the extent provided by Section 4.2 of the Intercreditor Agreement, all without delivery of any instrument or performance of any act by any party. In connection therewith, at the request and sole expense of the Grantors, the Collateral Agent shall execute and deliver to the Grantors all releases or other documents, including, without limitation, UCC termination statements, reasonably necessary or desirable for the release of such Lien. In connection with any such release, the Collateral Agent agrees to promptly deliver to the Grantors any portion of such Collateral in the possession of the Collateral Agent. In addition, the Collateral Agent shall follow any instructions from the Trustee made pursuant to Section 11.6(e) of the Indenture.

8.15. Entire Agreement. This Security Agreement, together with the other Note Documents and Term Loan Documents, embodies the entire agreement and understanding between the Grantors and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Collateral Agent relating to the Collateral.

8.16. Additional Grantors. Each Grantor acknowledges that, pursuant to Section 3.12 of the Indenture and Section 5.10 of the Term Loan Credit Agreement, the Company is required to cause certain Subsidiaries not Grantors on the date hereof to become parties hereto as additional Grantors (each such Person, an “Additional Grantor”) by executing and delivering a Joinder Agreement (a “Joinder”) in a form reasonably required by the Collateral Agent along with supplements to the Exhibits to this Security Agreement necessary to reflect additional Collateral provided by the Additional Grantor. Upon delivery of any such Joinder to the Collateral Agent, notice of which is hereby waived by the Grantors, each such Additional Grantor shall be deemed a Grantor hereunder and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be discharged, diminished or otherwise affected (a) by the addition or release of any other Grantor hereunder, (b) by any failure by the Company or any Grantor to cause any Subsidiary of the Company to become an Additional Grantor or a Grantor hereunder or (c) by reason of the Collateral Agent’s or any of the other Secured Party’s actions in effecting, or failure to effect, any such Joinder, or in releasing any Grantor hereunder, in each case, without the necessity of giving notice to or obtaining the consent of any other Grantor. This Security Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

8.17. CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

8.18. CONSENT TO JURISDICTION. EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER NOTE DOCUMENT OR TERM LOAN DOCUMENT AND EACH GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY OR ANY AFFILIATE OF THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER NOTE DOCUMENT OR TERM LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

8.19. WAIVER OF JURY TRIAL. EACH GRANTOR, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER NOTE DOCUMENT OR TERM LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

8.20. Indemnity. Each Grantor hereby agrees to indemnify the Collateral Agent and its officers, directors, employees, counsel and agents, to the extent provided in Section 7.6 of the Indenture and Section 10.03 of the Term Loan Credit Agreement.

8.21. Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.

8.22. Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Security Agreement, the Liens, security interests and rights granted pursuant to this Security Agreement or any other Note Document or Term Loan Document shall be as set forth in, and subject to the terms and conditions of (and the exercise of any right or remedy by the Collateral Agent hereunder or thereunder shall be subject to the terms and conditions of), the Intercreditor Agreement and the Term Debt Intercreditor Agreement. In the event of any conflict between this Security Agreement or any other Note Document or Term Loan Document and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to the Collateral Agent hereunder or under any other Note Document shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent in contravention of the Intercreditor Agreement.

Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Collateral Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and, with respect to any ABL Priority Collateral (as such term is defined in the Intercreditor Agreement) until the ABL Obligations Payment Date (as such term is defined in the Intercreditor Agreement), any obligation of the Company and Guarantor hereunder or under any other Note Document or Term Loan Document with respect to the delivery or control of any ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person shall be deemed to be satisfied if the Company or such Grantor, as applicable, complies with the requirements of the similar provision of the applicable ABL Document. Until the ABL Obligations Payment Date, the delivery of any ABL Priority Collateral to, or the Control of any ABL Priority Collateral by, the ABL Collateral Agent pursuant to the ABL Documents shall satisfy any delivery or Control requirement hereunder or under any other Note Document or Term Loan Document; provided, however, the delivery of any Collateral to the ABL Collateral Agent pursuant to the ABL Documents, together with a notice instructing the ABL Collateral Agent to deliver any such Collateral constituting Term Debt Priority Collateral to the Collateral Agent, shall satisfy any delivery requirement hereunder or under any other Note Document or Term Loan Document.

ARTICLE IX

NOTICES

9.1. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent in accordance with Section 12.2 of the Indenture.

ARTICLE X

THE COLLATERAL AGENT

U.S. Bank National Association has been appointed Collateral Agent for the Secured Parties hereunder pursuant to the Term Debt Intercreditor Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Collateral Agent pursuant to the Term Debt Intercreditor Agreement, and that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained in such Term Loan Intercreditor Agreement. Any successor Collateral Agent appointed pursuant to the Term Loan Intercreditor Agreement shall be entitled to all the rights, interests and benefits of the Collateral Agent hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

SMITHFIELD FOODS, INC.

By:	/s/ Carey J. Dubois
Name:	Carey J. Dubois
Title:	Vice President, Finance

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

Brown’s Realty Partnership, a North Carolina general partnership
Carroll’s Realty Partnership, a North Carolina general partnership
Smithfield-Carroll’s Farms, a Virginia general partnership

By:	Murphy-Brown, LLC,
as a general partner of each

By:	/s/ Carey J. Dubois
Name:	Carey J. Dubois
Title:	Vice President

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

814 Americas, Inc., a Delaware corporation
Armour-Eckrich Meats LLC, a Delaware limited liability company
Farmland Distribution Inc., a Delaware corporation
Farmland Foods, Inc., a Delaware corporation
Gwaltney Transportation Co., Inc., a Delaware corporation
John Morrell & Co., a Delaware corporation
LPC Transport, Inc., a Delaware corporation
Murphy Farms of Texhoma, Inc., an Oklahoma corporation
Murphy-Brown LLC, a Delaware limited liability company
North Side Foods Corp., a Delaware corporation
Patrick Cudahy Incorporated, a Delaware corporation
PC Express, Inc., a Delaware corporation
Premium Standard Farms, LLC, a Delaware limited liability company
RMH Foods, Inc., a Delaware corporation
The Smithfield Packing Company, Incorporated, a Delaware corporation
Smithfield Purchase Corporation, a North Carolina corporation
Smithfield Transportation Co., Inc., a Delaware corporation
Stefano Foods, Inc., a North Carolina corporation
Valleydale Transportation Company, Inc., a Delaware corporation

By:	/s/ Carey J. Dubois
Name:	Carey J. Dubois
Title:	Vice President

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

Jonmor Investments, Inc., a Delaware corporation
Patcud Investments, Inc., a Delaware corporation
SFFC, Inc., a Delaware corporation
SF Investments, Inc., a Delaware corporation

By:	/s/ Charles McCarrick
Name:	Charles McCarrick
Title:	President/Assistant Secretary/ Assistant Treasurer

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have executed this Security Agreement as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION
as Collateral Agent

By:	/s/ Jack Ellerin
Name:	Jack Ellerin
Title:	Vice President

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Pledge and Security Agreement dated as of July 2, 2009 (the “Agreement”), made by the Grantors parties thereto for the benefit of U.S. Bank National Association, as Collateral Agent. The undersigned agrees for the benefit of the Collateral Agent and the Secured Parties as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.6(d)(iii) or 4.6(d)(iv) of the Agreement.

3. The terms of Sections 4.5(b), 4.5(c), 4.6(d)(v), 5.2(f), 5.3(c), 5.3(d) and 5.5 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 4.5(b), 4.5(c), 4.6(d)(v), 5.2(f), 5.3(c), 5.3(d) or 5.5 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Attention:
Facsimile: